EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of April 1, 2013 (the “Effective Date”) between ARMADA OIL, INC., a Nevada corporation (the “Company”) having its principal offices at 5220 Spring Valley Road, Suite 615, Dallas, Texas, and RANDY M. GRIFFIN (the “Executive”), an individual residing at ______________________________.

WITNESSETH:

WHEREAS, the Executive desires to be employed by the Company as its Chief Executive Officer and the Company wishes to employ the Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and the Executive hereby agree as follows:

1.          Employment and Duties.

(a)        The Company agrees to employ and the Executive agrees to serve as the Company’s Chief Executive Officer and Chairman of its Board of Directors (the “Board”). The duties and responsibilities of the Executive shall include such duties and responsibilities as the Board may from time to time reasonably assign to the Executive.

The Executive shall devote substantially all of his working time and efforts during the Company’s normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement. The particular job responsibilities of the Executive are set forth in Exhibit A attached hereto.

(b)        Executive recognizes that during the period of Executive’s employment hereunder, Executive owes an undivided duty of loyalty to the Company, and Executive will use Executive’s good faith efforts to promote and develop the business of the Company and its subsidiaries (the Company’s subsidiaries from time to time, together with any other affiliates of the Company, the “Affiliates”). Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of the Company and the goodwill pertaining thereto, Executive shall perform the Executive’s duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by the Company and the industry from time to time.

(c)        However, the parties agree that: (i) Executive may devote a reasonable amount of his time to civic, community, or charitable activities and may serve as a director of other corporations (provided that any such other corporation is not a competitor of the Company, as determined by the Board) and to other types of business or public activities not expressly mentioned in this paragraph and (ii) Executive may participate as a non-employee director and/or investor in other companies and projects as disclosed by Executive to, and approved by, the Board, so long as Executive’s responsibilities with respect thereto do not conflict or interfere with the faithful performance of his duties to the Company.

2.          Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of two (2) years and shall be automatically renewed for successive one year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least three months prior to the expiration of the initial term or any renewal term of this Agreement. “Employment Period” shall mean the initial two year term plus renewals, if any. In any event, the Employment Period may be terminated as hereinafter provided.

3.          Place of Employment. The Executive’s services shall be performed at the Company’s offices that will be located in the State of Texas, and any other location where the Company now or hereafter has an office or business facility. The parties acknowledge, however, that the Executive may be required to travel in connection with the performance of his duties hereunder.

4.          Base Salary. The Executive shall be entitled to receive a salary from the Company during the Employment Period at a rate of $210,000 per year (the "Base Salary"). The Base Salary may be increased on each anniversary of the Effective Date at the Board's sole discretion. The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices.

5.          Bonus, (a) The Company may pay the Executive an annual or periodic bonus (the "Bonus"), at such time and in such amount as may be determined by the Board in its sole discretion. The Board may or may not determine that all or any portion of the Bonus shall be earned upon the achievement of operational, financial or other milestones ("Milestones") established by the Board and that all or any portion of any Bonus shall be paid in cash, securities or other property. (b) The Executive shall be eligible to participate in any other bonus or incentive program established by the Company for executives of the Company.

6.          Expenses. The Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment and other expenses incurred by the Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that the Executive shall properly account for such expenses in accordance with Company policies and procedures.

7.          Other Benefits. During the term of this Agreement, the Executive and Executive’s dependents shall be eligible to participate in incentive, savings, retirement (401(k)) and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, the “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s other managerial or salaried executive employees and their dependents.

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8.          Vacation. During the term of this Agreement, the Executive shall be entitled to 21 paid vacation days per year in accordance with standard policy to be established by the Company. The Executive shall be entitled to carry over any accrued, unused vacation days from year to year without limitation.

9.          Termination of Employment. Any other provisions of this Agreement to the contrary notwithstanding, the Executive’s employment may be terminated under the following conditions:

(a)        Death. If the Executive dies during the Employment Period, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to the Executive’s heirs, administrators or executors any earned but unpaid Base Salary, unpaid pro rata annual bonus, if any, and unused vacation days accrued through the date of death and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. In addition, the Executive’s spouse and minor children shall be entitled to continued coverage, at the Company’s expense, under all health, medical, dental and vision insurance plans in which the Executive was a participant immediately prior to his last date of employment with the Company for a period of one year following the death of the Executive.

(b)        Disability. In the event that, during the term of this Agreement, the Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below) this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executive or his heirs, administrators or executors any earned but unpaid Base Salary, unpaid pro rata annual bonus, if any, and unused vacation days accrued through the Executive’s last date of employment with the Company and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of the Executive’s employment with the Company. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of three months during any twelve consecutive months.

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(c)          Cause.

(1)         At any time during the Employment Period, the Company may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from a Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within 30 days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony, (c), violation of Sections 11 or 12 of this Agreement, or (d) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Company. Termination under Section 9(c)(1)(b), 9(c)(1)(c) or 9(c)(1)(d) above shall not be subject to cure.

(2)         Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid Base Salary, unused vacation days accrued through the Executive’s last date of employment with the Company and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d)          Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 50% or more of the shares of the outstanding equity securities of the Company, (ii) a merger or consolidation of the Company in which the Company does not survive as an independent company or upon the consummation of which the holders of the Company’s outstanding equity securities prior to such merger or consolidation own less than 50% of the outstanding equity securities of the Company after such merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of common stock or securities convertible into common stock directly from the Company, or (B) any acquisition of common stock or securities convertible into common stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

(e)          Good Reason.

(1)         At any time during the term of this Agreement, subject to the conditions set forth in Section 9(e)(2) below, the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) the assignment, without the Executive’s consent, to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date; (B) the assignment, without the Executive’s consent, to the Executive of a title that is different from and subordinate to the title Chief Executive Officer; (C) any termination of the Executive’s employment by the Company, other than a termination for Cause, within 12 months after a Change of Control; (D) the assignment, without the Executive’s consent, to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed as Chief Executive Officer on the Effective Date within 12 months after a Change of Control; or (E) material breach by the Company of this Agreement.

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(2)         The Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within 30 days of its receipt from the Executive of such written notice.

(3)         In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors): (A) any earned but unpaid Base Salary, unpaid pro rata annual bonus, if any, and unused vacation days accrued through the Executive’s last day of employment with the Company; (B) continued coverage, at the Company’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, for a period of one year following the termination of employment; and (C) reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. All payments due hereunder shall be payable according to the Company’s standard payroll procedures. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(f)          Without “Good Reason” by the Executive or “Cause” by the Company.

(1)         By the Executive. At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Good Reason by providing prior written notice of at least 30 days to the Company. The Executive’s failure to renew the term of this Agreement pursuant to Section 2 hereof shall be deemed a termination by the Executive without Good Reason, and no additional notice shall be required other than that provided for in Section 2. Upon termination by the Executive of this Agreement and the Executive’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid Base Salary, unused vacation days accrued through the Executive’s last day of employment with the Company and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

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(2)         By the Company. At any time during the term of this Agreement, the Company shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Cause by providing prior written notice of at least 30 days to the Executive. The Company’s failure to renew the term of this Agreement pursuant to Section 2 hereof shall be deemed a termination by the Company without Cause, and no additional notice shall be required other than that provided for in Section 2. Upon termination by the Company of this Agreement and the Executive’s employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors): (A) any earned but unpaid Base Salary, unpaid pro rata annual bonus, if any, and unused vacation days accrued through the Executive’s last day of employment with the Company; (B) continued coverage, at the Company’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, for a period of one year following the termination of employment; and (C) reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. All payments due hereunder shall be payable according to the Company’s standard payroll procedures. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

10.         Severance Period.

(a)          During the first year of the Agreement, in the event that termination of the Executive occurs as described in 9 (d), 9 (e), or 9 (f) (2), the Company shall pay to the Executive severance in an amount equal to the then applicable Base Salary for a period equal to six months (the "Severance Period"), subject to the Executive's continued compliance with Sections 11 and 12 of this Agreement, following the Executive's termination and subject to the Company's regular payroll practices and required withholdings. The Executive shall continue to receive all Benefits during the Severance Period. The Executive shall not have any further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination.

(b)          During the second and any subsequent years of the Agreement, in the event that termination of the Executive occurs as described in 9 (d), 9 (e), or 9 (f) (2), the Company shall pay to the Executive severance in an amount equal to the then applicable Base Salary for a period equal to three months (the "Severance Period"), subject to the Executive's continued compliance with Sections 11 and 12 of this Agreement, following the Executive's termination and subject to the Company's regular payroll practices and required withholdings. The Executive shall continue to receive all Benefits during the Severance Period. The Executive shall not have any further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination.

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11.         Confidential Information.

(a)          The Executive expressly acknowledges that, in the performance of his duties and responsibilities with the Company, he has been exposed since prior to the Effective Date, and will be exposed, to the trade secrets, business and/or financial secrets and confidential and proprietary information of the Company, its affiliates and/or its clients, business partners or customers (“Confidential Information”). The term “Confidential Information” includes information or material that has actual or potential commercial value to the Company, its affiliates and/or its clients, business partners or customers and is not generally known to and is not readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients or customers. However, Confidential Information shall not include pre-existing information known to the Executive and not learned during the course of employment.

(b)          Except as authorized in writing by the Board, during the performance of the Executive’s duties and responsibilities for the Company and until such time as any such Confidential Information becomes generally known to and readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients, business partners or customers, the Executive agrees to keep strictly confidential and not use for his personal benefit or the benefit to any other person or entity (other than the Company) the Confidential Information. “Confidential Information” includes, without limitation, the following, whether or not expressed in a document or medium, regardless of the form in which it is communicated, and whether or not marked “trade secret” or “confidential” or any similar legend: (i) lists of and/or information concerning customers, prospective customers, suppliers, employees, consultants, co-venturers and/or joint venture candidates of the Company, actual or prospective distributors, its affiliates or its clients or customers; (ii) information submitted by customers, prospective customers, suppliers, employees, distributors, consultants and/or co-venturers of the Company, its affiliates and/or its clients or customers; (iii) non-public information proprietary to the Company, its affiliates and/or its clients or customers, including, without limitation, cost information, profits, sales information, prices, accounting, unpublished financial information, business plans or proposals, expansion plans (for current and proposed facilities), markets and marketing methods, advertising and marketing strategies, administrative procedures and manuals, the terms and conditions of the Company’s contracts and trademarks and patents under consideration, distribution channels, franchises, investors, sponsors and advertisers; (iv) proprietary technical information and/or intellectual property concerning or relating to products and services of the Company, its affiliates and/or its clients, business partners or customers, including, without limitation, product data and specifications, diagrams, flow charts, know how, processes, designs, formulae, inventions and product development; (v) lists of and/or information concerning applicants, candidates or other prospects for employment, independent contractor or consultant positions at or with any actual or prospective customer or client of the Company and/or its affiliates, any and all confidential processes, inventions or methods of conducting business of the Company, its affiliates and/or its clients, business partners or customers; (vi) acquisition or merger targets; (vii) business plans or strategies, data, records, financial information or other trade secrets concerning the actual or contemplated business, strategic alliances, policies or operations of the Company or its affiliates; or (viii) any and all versions of proprietary computer software (including source and object code), hardware, firmware, code, discs, tapes, data listings and documentation of the Company; or (ix) any other confidential information disclosed to the Executive by, or which the Executive obligated under a duty of confidence from, the Company, its affiliates, and/or its clients, business partners or customers.

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(c)          The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company.

(d)          In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of the Confidential Information.

12.         Non-Compete and Non-Solicitation.

(a)          The Executive will not hold, accept or otherwise acquire any position with another entity, as a shareholder, partner, consultant, officer or director, which such position imposes on him, or may impose upon him in the future, a duty which could result in a conflict of interest arising between the Executive and the Company respecting any aspect of oil and gas exploration and production, including, without limitation, acquisition or divestiture of properties, access to financing and personnel, except that the Executive shall be permitted to engage in non-competitive consulting activities with other exploration and/or production companies, not to exceed in the aggregate twenty (20) days in any calendar year, and provided that the activities are non-competitive with the Company and approved in advance by the Company’s Board in writing.

(b)          In the event that the Executive terminates his employment and the Company is not in default of any material provision of this Agreement, the Executive shall not, directly or indirectly, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend any credit to, or render services or advice to any business, firm, corporation, partnership, association, joint venture or other entity that engages in or conducts the business of oil and gas exploration or any other business the same as or substantially similar to the business then engaged in or conducted by, or then proposed to be engaged in or conducted by, the Company or included in the future strategic plan of the Company, anywhere within those states where the Company owns or operates properties at the time the Executive terminates his employment with the Company; provided, however, that the Executive may own less than 5% of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act. This restriction on the Executive’s activities shall terminate six (6) months from the date of such termination. In the event that the Company shall merge or be acquired or if this Agreement is otherwise assigned by the Company to another entity, the Executive expressly consents to the assignment of this provision to such successor or assignee.

(c)          For a period of six (6) months after the termination of his employment, the Executive shall not:

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(1)         Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement;

(2)         Attempt in any manner to solicit or accept from any customer of the Company, with whom the Company had significant contact during the term of the Agreement, business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or is reasonably expected to do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services (of the kind or competitive with the business of the Company) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

(3)         Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the business of the Company.

13.         Construction and Enforcement of Sections 11 and 12. The parties hereto recognize and acknowledge that the provisions of Sections 11 and 12 are of great importance and value to the Company. The Executive recognizes that the provisions of Sections 11 and 12 are necessary for the Company's protection, are reasonable restraints ancillary to the formation and organization of the business and the retention of the Executive to run the business, and that the Company would be irreparably damaged by a breach thereof and would not be adequately compensated by monetary damages. The Company, therefore, in addition to its other remedies, shall be entitled to an injunction from any court having jurisdiction restraining any violation or threatened violation of the provisions of Sections 11 and 12, without the necessity of proving monetary damages, without the necessity of proving that monetary damages would be insufficient, and without the necessity of posting a bond. If any provision of Sections 11 and 12 is held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration or area, or all of them, and such provision shall then be applicable in such modified form. If any provision of Sections 11 and 12 shall be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining provisions of Sections 11 and 12 or affecting the validity or enforceability of such provisions in any other jurisdiction

14.         Inventions and Patents. The Executive acknowledges that all inventions, innovations, improvements, know-how, plans, development, methods, designs, analyses, specifications, software, drawings, reports and all similar or related information (whether or not patentable or reduced to practice) which related to any of the Company’s actual or proposed business activities and which are created, designed or conceived, developed or made by the Executive during the Executive’s past or future employment by the Company or any Affiliates, or any predecessor thereof (“Work Product”), belong to the Company, or its Affiliates, as applicable. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” and ownership of all right title and interest shall rest in the Company. The Executive hereby irrevocably assigns, transfers and conveys, to the full extent permitted by law, all right, title and interest in the Work Product, on a worldwide basis, to the Company to the extent ownership of any such rights does not automatically vest in the Company under applicable law. The Executive will promptly disclose any such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm ownership of such Work Product by the Company (including, without limitation, assignments, consents, powers of attorney and other instruments).

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15.         Dispute Resolution. Any and all controversies, claims, or disputes arising out of, relating to, or resulting from this Agreement shall be subject to binding arbitration under the Nevada Uniform Arbitration Act of 2000 (the “Act”) and pursuant to Nevada law. Any arbitration will be administered by the American Arbitration Association (“AAA”) in accordance with its Rules for the Resolution of Commercial Disputes. The Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The Executive also agrees the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. The Executive understands that each party shall bear its own costs and expenses, including attorneys’ fees, incurred in connection with any arbitration. The decision of the arbitrator shall be in writing. Except as provided by the Act or as set forth herein, arbitration shall be the sole, exclusive and final remedy for any dispute under this Agreement. Accordingly, except as provided by the Act or as set forth herein, neither the Executive nor the Company will be permitted to pursue court action regarding this Agreement. In addition to the right under the Act to petition the court for provisional relief, the Executive agrees that any party may also petition the court for injunctive or other forms of relief where either party alleges or claims a violation of the provisions of Section 11 or 12 of this Agreement or any confidential information or invention assignment agreement between the Executive and the Company or any other agreement regarding trade secrets, confidential information, non-solicitation. In the event either party seeks such injunctive or such other relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

16.         Release upon Termination or Expiration. In the event that the employment of the Executive with the Company is terminated or expires for any reason, in exchange for payment in full of all amounts owing to Executive under the terms of this Agreement at the date of termination, the Executive shall execute and deliver to the Company a general release in form to be determined by the Company, to the effect that Executive acknowledges that receipt of any monies and benefits pursuant to the terms of this Agreement is in full satisfaction of any and all outstanding claims or entitlements which the Executive may otherwise have against the Company, as well as the officers, directors, employees and agents of the Company.

17.         Notices. For purposes of this Agreement, notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier, addressed as follows:

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If to the Executive:	RANDY M. GRIFFIN
_________________
_________________

If to the Company:	ARMADA OIL, INC.
Attention: Chief Executive Officer
5220 Spring Valley Road, Suite 615
Dallas, Texas 75254

or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph. Such notices or other communications shall be effective upon delivery or, if earlier, three days after they have been mailed as provided above.

18.         No Violation. The Executive hereby represents that his entry into this Agreement and performance of his duties hereunder will not violate the terms or conditions of any other agreement to which the Executive is a party or by which he is bound.

19.         Public Company Obligations; Indemnification.

(a)          Executive acknowledges that the Company is a public company shares of whose common stock have been registered under the US Securities Act of 1933, as amended (the “Securities Act”), and whose common stock is registered under the Exchange Act, and that this Agreement will be subject to the public filing requirements of the Exchange Act. In addition, both parties acknowledge that the Executive’s compensation and perquisites (each as determined by the rules of the US Securities and Exchange Commission (the “SEC”) or any other regulatory body or exchange having jurisdiction) (which may include benefits or regular or occasional aid/assistance, such as recreation, club memberships, meals, education for his family, vehicle, lodging or clothing, occasional bonuses or anything else he receives, during the Employment Period and any renewals thereof, in cash or in kind) paid or payable or received or receivable under this Agreement or otherwise, and his transactions and other dealings with the Company, will be required to be publicly disclosed.

(b)          Executive acknowledges and agrees that the applicable insider trading rules, transaction reporting rules, limitations on disclosure of non-public information and other requirements set forth in the Securities Act, the Exchange Act and rules and regulations promulgated by the SEC may apply to this Agreement and Executive’s employment with the Company. Any and all shares of stock, options, restricted stock units and other equity awards granted to or beneficially owned by the Executive will be subject to the share ownership guidelines and insider trading and blackout policies adopted from time to time by the Board of Directors for senior executives of the Company and will also be subject to applicable holding periods and transaction reporting requirements under applicable securities laws.

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(c)          Executive (on behalf of himself, as well as the Executive’s executors, heirs, administrators and assigns) absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in the event of Executive’s breach of any obligation of Executive under the Securities Act, the Exchange Act, any rules promulgated by the SEC and any other applicable federal, state or foreign laws, rules, regulations or orders.

19.         Miscellaneous.

(a)          All issues and disputes concerning, relating to or arising out of this Agreement and from the Executive’s employment by the Company, including, without limitation, the construction and interpretation of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to that state’s principles of conflicts of law.

(b)          The Executive and the Company agree that any provision of this Agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect.

(c)          Failure or delay on the part of either party hereto to enforce any right, power or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

(d)          The Executive and the Company independently have made all inquiries regarding the qualifications and business affairs of the other which either party deems necessary. The Executive affirms that he fully understands this Agreement’s meaning and legally binding effect. Each party has participated fully and equally in the negotiation and drafting of this Agreement. Each party assumes the risk of any misrepresentation or mistaken understanding or belief relied upon by him or it in entering into this Agreement.

(e)          The Executive’s obligations under this Agreement are personal in nature and may not be assigned by the Executive to any other person or entity. This Agreement shall be enforceable by the Company and its parents, affiliates, successors and assigns, and the Company shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

(f)          This instrument constitutes the entire Agreement between the parties regarding its subject matter. When signed by each of the parties, this Agreement supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements, oral and written, regarding the subject matter of this Agreement. In any future construction of this Agreement, this Agreement should be given its plain meaning. This Agreement may be amended only by a writing signed by the parties.

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(g)          This Agreement may be executed in counterparts. A counterpart transmitted via facsimile and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. This Agreement contains headings for ease of reference. The headings have no independent meaning.

SIGNATURE PAGE IMMEDIATELY FOLLOWS

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IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

The Executive:

Name: Randy M. Griffin

The Company:

ARMADA OIL, INC., a Nevada corporation

By:
James J. Cerna, Jr., President

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EXHIBIT A

JOB RESPONSIBILITIES

The CEO will set and implement the strategic goals and objectives of the company and will give direction and leadership toward the evaluation, acquisition, and development of oil and gas properties. He will formulate company strategy for acquisition and expansion of the company’s lease base and will direct all departments in order to expand the company’s development and production. He will direct and implement the company’s SEC compliance and be the company’s primary contact with the investment community.

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